Exhibit 99.2

675 Bering Dr. Suite 400

Houston, Texas 77057

713-830-9600

Fax 713-830-9696

CONTACT:	William George
Chief Financial Officer

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — April 27, 2016 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that its board of directors declared a quarterly dividend of $0.07 per share, which is a $0.005 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on May 24, 2016 to stockholders of record at the close of business on May 13, 2016.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 98 locations in 85 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.